Exhibit 99.1

ASX Announcement

2 June 2025

Update on liquidity management

Coronado Global Resources Inc. (ASX: CRN) (“Coronado” or “the Company”) advises it is making substantial progress towards executing its liquidity improvement plan through securing additional and more flexible sources of liquidity that are expected to provide financial flexibility, together with its production ready expansion projects and cost reduction initiatives. These measures are expected to enhance Coronado’s ability to withstand the current period of sustained low Met Coal pricing.

The Company also advises that it has secured a further extension of the existing waiver under its ABL facility, with one lender (who is currently undrawn under the ABL facility) to exit the facility. This waiver is not subject to a specific time limit and provides the temporary relief required to continue to finalise and execute the plans to improve liquidity. The waiver was granted in recognition of the meaningful progress made by the Company to date. There is currently only US$22 million of bank guarantees drawn under the ABL facility which have all been cash backed during May, as was foreshadowed in the Company’s March quarterly report (“Q1 Report’).

As part of the waiver, the US$100 million minimum cash covenant was waived, which cash can now be utilised without breaching the ABL facility and without resulting in a default. All other financial covenants and review events were also waived. As a reminder, the Company’s Senior Secured Notes due 2029 have no financial maintenance covenants associated with them.

The Company remains firmly focused on executing its liquidity improvement plan, which also includes the Mammoth and Buchanan expansion projects that are on track and budget. The completion of these projects is expected to result in a significant contribution to Saleable production and lower capital expenditure in the second half of the year. Mammoth is expected to end the 2025 calendar year with ROM production of 1.5 – 2.0Mt and the Buchanan expansion with 1Mt. Over the first five months of the year to the end of May 2025, Coronado spent ~US$140 million of capital expenditure leaving only US$80 million expected to be spent from June to December.

Cost reduction initiatives, as outlined in our recent Q1 Report, are fully enabled and on track. These initiatives remain a key focus and are being implemented across the business to improve near-term liquidity by approximately US$100 million throughout 2025.

The Company’s operating performance during the current June quarter has been impacted by heavy rainfall at the start of April, as well as continued planned enabling works to prepare for the production ramp-up from the expansion projects. There was also some unplanned maintenance in May that will affect output for the quarter and higher than expected rainfall late in the month.

The Company’s cash balance as at the end of May 2025 was ~US$160 million, following capital expenditure on expansion projects (US$20 million) and the cash backing of bank guarantees previously drawn under the ABL facility (US$22 million) as noted above.

This announcement was authorised for release in accordance with the Disclosure Policy of Coronado Global Resources Inc.

For further information please contact:

Investors	Media
Chantelle Essa	Helen McCombie
Vice President Investor Relations	Sodali &Co
P: +61 477 949 261	P: +61 411 756 248
E: cessa@coronadoglobal.com	E: helen.mccombie@sodali.com

Coronado Global Resources Inc.	Level 33, Central Plaza One, 345 Queen Street
ARBN: 628 199 468	Brisbane QLD 4000

T: +61 7 3031 7777 | F: +61 7 3229 7402
www.coronadoglobal.com

CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

This release contains forward-looking statements concerning our business, operations, financial performance and condition, the coal, steel and other industries, and our plans, objectives and expectations for our business, operations, financial performance and condition. Forward-looking statements may be identified by words such as "may", "could", "believes", "estimates", "expects", "intends", “plans”, "considers", “forecasts”, “anticipates”, “targets” and other similar words that involve risk and uncertainties. Forward-looking statements provide management's current expectations or predictions of future conditions, events or results. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future are forward-looking statements. They may include estimates of revenues, income, earnings per share, cost savings, capital expenditures, dividend payments, share repurchases, liquidity, capital structure, including the proposed refinancing and/or replacement of our ABL Facility, market share, industry volume, or other financial items, descriptions of management’s plans or objectives for future operations, risk inherent to mining operations, such as adverse weather conditions, or descriptions or assumptions underlying any of the above. All forward-looking statements speak only as of the date they are made and reflect the Company's good faith beliefs, assumptions and expectations, but they are not a guarantee of future performance or events. Furthermore, the Company disclaims any obligation to publicly update or revise any forward-looking statement, except as required by law. By their nature, forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Factors that might cause such differences include, but are not limited to, a variety of economic, competitive and regulatory factors, many of which are beyond the Company's control, that are described in our Annual Report on Form 10-K for the fiscal year ended 31 December 2024 filed with the ASX and SEC on 20 February 2025 (AEST), as well as additional factors we may describe from time to time in other filings with the ASX and SEC. You may get such filings for free at our website at www.coronadoglobal.com. You should understand that it is not possible to predict or identify all such factors and, consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties.